Exhibit 5.1

November 3, 2020

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

Re:

Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”) - Issuance and sale of up to 9,200,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company pursuant to a Registration Statement on Form S-3 (Registration No. 333-233213), originally filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Pennsylvania corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Pennsylvania corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)    the Amended and Restated Articles of Incorporation of the Company, dated June 14, 2018, as amended (the “Articles of Incorporation”);

(ii)    the Amended and Restated Bylaws of the Company effective as of June 14, 2018 (the “Bylaws”);

(iii)    (1) the resolutions approved by the board of directors of the Company (the “Board of Directors”) at a meeting held on October 22, 2020 and (2) the resolutions approved by the Pricing Committee of the Board of Directors at a meeting held on October 29, 2020, which, among other things, authorized the issuance of the Shares (together, the “Directors’ Resolutions”);

(iv)    the Registration Statement and the related form of prospectus included therein, in substantially the form filed with the Commission pursuant to the Act;

(v)    the preliminary prospectus supplement, dated as of October 29, 2020 (the “Preliminary Prospectus Supplement”);

BALLARD SPAHR LLP

Gaming and Leisure Properties, Inc.

November 3, 2020

(vi)    the final prospectus supplement, dated as of October 29, 2020 (the “Final Prospectus Supplement”);

(vii)    a certificate of Brandon J. Moore, Senior Vice President, General Counsel and Secretary of the Company, dated as of a recent date (the “Secretary’s Certificate”), to the effect that, among other things, the Articles of Incorporation, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Secretary’s Certificate;

(viii)    a subsistence certificate from the Department of State of the Commonwealth of Pennsylvania as to the Company, dated as of a recent date; and

(ix)    such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)    each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)    each natural person executing any of the Documents is legally competent to do so;

(c)    any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)    the Secretary’s Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)    the Company has not, and is not required to be, registered under the Investment Company Act of 1940; and

(f)    none of the Shares will be issued or transferred in violation of the provisions of the Articles of Incorporation relating to restrictions on ownership and transfer of shares of stock of the Company.

BALLARD SPAHR LLP

Gaming and Leisure Properties, Inc.

November 3, 2020

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.    The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.

2.    The Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered by the Company in exchange for payment therefor in accordance with the Directors’ Resolutions, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the Commonwealth of Pennsylvania, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinions are expressed herein would be governed by the laws of any jurisdiction other than the Commonwealth of Pennsylvania, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement). We also consent to the identification of our firm as Pennsylvania corporate counsel to the Company in the section of the Preliminary Prospectus Supplement and Final Prospectus Supplement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP

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